Exhibit 99.1

SELECTED FINANCIAL DATA
The selected financial data shown in the table below was derived from the consolidated financial statements of the Partnership and from the combined financial statements of our Predecessor (defined below). The Partnership completed its IPO of 17,250,000 common units representing limited partner interests on December 16, 2013. We acquired from Valero the Texas Crude Systems Business on July 1, 2014, the Houston and St. Charles Terminal Services Business on March 1, 2015, the Corpus Christi Terminal Services Business on October 1, 2015, and the McKee Terminal Services Business on April 1, 2016. These acquisitions from Valero were accounted for as transfers of businesses between entities under common control. Accordingly, this financial data has been retrospectively adjusted to include the historical results of these acquisitions for all periods presented prior to the effective dates of each acquisition. We refer to the historical results prior to the IPO and the effective dates of each acquisition from Valero as those of our “Predecessor.”
The following table should be read together with Exhibit 99.2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and accompanying notes in Exhibit 99.3, “Financial Statements and Supplementary Data.” The amounts below are presented in thousands, except per unit amounts. Net income per unit is only calculated after the IPO, as no units were outstanding prior to December 16, 2013.

	Year Ended December 31,
	2015	2014	2013	2012	2011
Operating revenues – related party	$243,624	$129,180	$124,985	$115,889	$90,933
Net income (loss)	88,721	(17,248)	(9,860)	(23,388)	(36,736)
Net income attributable to partners	131,878	59,281	2,041	—	—
Limited partners’ interest in net income	125,809	57,902	2,000	—	—
Net income per limited partner unit – basic and diluted:
Common units	2.12	1.01	0.03	n/a	n/a
Subordinated units	2.07	1.01	0.03	n/a	n/a
Cash distribution declared per unit	1.1975	0.9410	0.0370	n/a	n/a
Cash and cash equivalents	80,783	236,579	375,118	—	—
Total assets	902,666	1,032,824	1,090,600	615,178	571,365
Debt and capital lease obligations, net of current portion	175,246	1,519	3,079	5,405	6,952
Notes payable to related party	370,000	—	—	—	—